Exhibit 3.2

EXECUTION COPY

Effective March 9, 2012

AMENDED AND RESTATED BYLAWS

OF

WINN-DIXIE STORES, INC.,

A Florida Corporation

ARTICLE 1

SHAREHOLDERS

1.1 Annual Meeting. A meeting of shareholders shall be held each year for the election of directors and for the transaction of any other business that may come before the meeting. The time and place of the meeting shall be designated by the board of directors.

1.2 Special Meeting. Special meetings of the shareholders, for any purpose or purposes, shall be held when directed by the chair of the board of directors or the board of directors, or at the request of the holders of not less than one tenth of all outstanding shares of the corporation entitled to vote at the meeting.

1.3 Place of Meeting. The board of directors may designate any place, either within or without the state of Florida, as the place of meeting for any annual or special meeting of the shareholders. If no designation is made, the place of meeting shall be the principal office of the corporation.

1.4 Action Without a Meeting. Action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding shares of each voting group entitled to vote on it having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take this action at a meeting at which all voting groups and shares entitled to vote were present and voted. To be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote, and delivered to the corporation at its principal office in Florida or its principal place of business, or to the corporate secretary or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take corporate action unless, within 60 days of the date of the earliest dated consent delivered in the manner required by this section, written consents signed by the number of holders required to take action are delivered to the corporation.

Any written consent may be revoked before the date that the corporation receives the required number of consents to authorize the proposed action. No revocation is effective unless in writing and until received by the corporation at its principal office or its principal place of business, or received by the corporate secretary or other officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

Within 10 days after obtaining authorization by written consent, notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action. The notice shall fairly summarize the material features of the authorized action and, if the action is one for which appraisal rights are provided under the articles of incorporation or by law, the notice shall contain a clear statement of the right of dissenting shareholders to be paid the fair value of their shares on compliance by the shareholder with applicable law.

A consent signed as required by this section has the effect of a meeting vote and may be described as a meeting vote in any document.

Whenever action is taken as provided in this section, the written consent of the shareholders consenting or the written reports of inspectors appointed to tabulate the consents shall be filed with the minutes of proceedings of shareholders.

1.5 Notice of Meeting. Except as provided in Florida Statutes Chapter 607, written or printed notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by first-class mail, by, or at the direction of, the president or the secretary, or the officer or other persons calling the meeting, to each shareholder of record entitled to vote at the meeting. If the notice is mailed at least 30 days before the date of the meeting, it may be affected by a class of United States mail other than first class. If mailed, the notice shall be effective when mailed, if mailed postage prepaid and correctly addressed to the shareholder’s address shown in the current record of shareholders of the corporation.

When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If, however, after the adjournment the board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in this section to each shareholder of record on the new record date entitled to vote at the meeting.

1.6 Waiver of Notice of Meeting. Whenever any notice is required to be given to any shareholder, a waiver in writing signed by the person or persons entitled to the notice, whether signed before, during, or after the time of the meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records, shall be equivalent to the giving of the notice. Attendance of a person at a meeting shall constitute a waiver of (a) lack of or defective notice of the meeting, unless the person objects at the beginning of the meeting to the holding of the meeting or the transacting of any business at the meeting, or (b) objection to consideration of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the person objects to considering the matter when it is presented.

1.7 Fixing of Record Date. In order that the corporation may determine the shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to demand a special meeting, the board of directors may fix, in advance, a record date, not more than 70 days before the date of the meeting or any other action. A determination of shareholders of record entitled to notice of, or to vote at, a meeting of shareholders shall apply to any adjournment of the meeting unless the board fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

If no prior action is required by the board, the record date for determining shareholders entitled to take action without a meeting is the date the first signed written consent is delivered to the corporation under Section 1.4 of these bylaws.

1.8 Shareholders’ List. After fixing a record date for a meeting of shareholders, the corporation shall prepare an alphabetical list of the names of all its shareholders entitled to notice of the meeting, arranged by voting group with the address of, and the number, class, and series, if any, of shares held by, each shareholder. The shareholders’ list must be available for inspection by any shareholder for 10 days before the meeting or a shorter time as exists between the record date and the meeting and continuing through the meeting at the corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the corporation’s transfer agent or registrar. Any shareholder of the corporation or the shareholder’s agent or attorney is entitled on written demand to inspect the shareholders’ list (subject to the requirements of Florida Statutes 607.1602(3)) during regular business hours and at the shareholder’s expense, during the period it is available for inspection.

The corporation shall make the shareholders’ list available at the meeting of shareholders, and any shareholder or the shareholder’s agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

1.9 Voting Per Share. Except as otherwise provided in the articles of incorporation (i.e., the inclusion of cumulative voting), or by Florida Statutes 607.0721, each shareholder is entitled to one vote for each outstanding share held by him or her on each matter voted at a shareholders’ meeting.

1.10 Voting of Shares. Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent, or proxy designated by the bylaws of the corporate shareholder or, in the absence of any applicable bylaw, by a person or persons designated by the board of directors of the corporate shareholder. In the absence of any designation or, in case of conflicting designation by the corporate shareholder, the chair of the board, the president, any vice president, the secretary, and the treasurer of the corporate shareholder, in that order, shall be presumed to be fully authorized to vote the shares.

Shares held by an administrator, executor, guardian, personal representative, or conservator may be voted by him or her, either in person or by proxy, without a transfer of the shares into his or her name. Shares standing in the name of a trustee may be voted by the trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of the shares into his or her name or the name of his or her nominee.

Shares held by, or under the control of, a receiver, a trustee in bankruptcy proceedings, or an assignee for the benefit of creditors may be voted by that person without the transfer into his or her name.

If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entireties, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the secretary of the corporation is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one of the persons votes, in person or by proxy, that act binds all; (b) if more than one votes, in person or by proxy, the act of the majority so voting binds all; (c) if more than one votes, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest. The principles of this paragraph shall apply, as far as possible, to execution of proxies, waivers, consents, or objections and for the purpose of ascertaining the presence of a quorum.

1.11 Proxies. Any shareholder of the corporation, other person entitled to vote on behalf of a shareholder under Florida Statutes 607.0721, or attorney-in-fact for the persons, may vote the shareholder’s shares in person or by proxy. Any shareholder may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by electronic transmission. An appointment form may be signed by any reasonable means including, but not limited to, facsimile or electronic signature. Any electronic transmission of the appointment form that appears to have been transmitted by the person appointed, or is obtained under procedures to reasonably ensure that the person appointed transmitted the electronic message, is a sufficient appointment. Any electronic transmission must set forth or be submitted with information from which it can be determined that the electronic transmission is authorized by the shareholder, other person entitled to vote on behalf of a shareholder, or attorney-in-fact for the shareholder.

An appointment of a proxy is effective when received by the secretary of the corporation or other officer or agent authorized to tabulate votes, and shall be valid for up to 11 months, unless a longer period is expressly provided in the appointment form.

The death or incapacity of the shareholder appointing a proxy does not affect the right of the corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises its authority under the appointment.

An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

1.12 Quorum. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the articles of incorporation or by law, a majority of the shares entitled to vote on the matter by each voting group, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.

Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

1.13 Effect of Action. If a quorum is present, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by the articles of incorporation or by law.

1.14 Voting for Directors. Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

ARTICLE 2

BOARD OF DIRECTORS

2.1 General Powers. Except as provided in the articles of incorporation and bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its board of directors.

2.2 Number, Terms, Classification, and Qualification. The board of directors of the corporation shall consist of two persons. The number of directors may at any time and from time to time be increased or decreased by action of either the shareholders or the board of directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. A director must be a natural person of at least 18 years of age, but need not be a citizen of the United States of America, a resident of Florida, or a shareholder of the corporation. Each director shall hold office until a successor has been elected and qualified or until an earlier resignation, removal from office, or death.

2.3 Regular Meetings. An annual regular meeting of the board of directors shall be held without notice immediately after, and at the same place as, the annual meeting of the shareholders or at another time and place as may be determined by the board of directors. The board may, at any time and from time to time, provide by resolution the time and place, either within or without the state of Florida, to hold additional regular meetings of the board. The notice must be given to directors not present at the time the resolution is passed by delivery of minutes of the meeting or otherwise.

2.4 Special Meetings. Special meetings of the board of directors may be called by the chair of the board, the president, or any two directors.

The person or persons authorized to call special meetings of the board may designate any place, either within or without the state of Florida, as the place to hold a special meeting of the board. If no designation is made, the place of the meeting shall be the principal office of the corporation in Florida.

Notice of a special meeting of the board may be given by any reasonable means, oral or written, and at any reasonable time before the meeting. The reasonableness of notice given in connection with a special meeting of the board shall be determined in light of all pertinent circumstances. It shall be presumed that notice of a special meeting given at least two days before the meeting either orally (by telephone or in person), or by written notice delivered personally or mailed to each director at his or her business or residence address, is reasonable. If mailed, the notice of a special meeting shall be deemed to be delivered on the fifth day after it is deposited in the United States mail, so addressed, with postage prepaid. Neither the business to be transacted at, nor the purpose or purposes of, any special meeting need be specified in the notice or in any written waiver of notice of the meeting.

2.5 Waiver of Notice of Meeting. Notice of a meeting of the board of directors need not be given to any director who signs a written waiver of notice before, during, or after the meeting.

Attendance of a director at a meeting shall constitute a waiver of notice of the meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting, and the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly on arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

2.6 Quorum. A majority of the number of directors in office shall constitute a quorum for any meeting of the board. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the board, unless applicable law, the articles, or these bylaws require the vote of a greater number of directors. A majority of the directors present at a meeting, whether or not a quorum exists, may adjourn the meeting to another time or place.

2.7 Effect of Action. The act of a majority of the directors present at a meeting at which a quorum is present when the vote is taken shall be the act of the board.

2.8 Presumption of Assent. A director of the corporation who is present at a meeting of either the board or a board committee shall be presumed to have assented to any action taken, unless he or she objects at the beginning of the meeting, or promptly on arrival, to holding the meeting, or transacting specific business at the meeting, or he or she votes against or abstains from the action taken.

2.9 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the board or board committee may be taken without a meeting if a consent in writing, stating the action so taken, is signed by all the directors. Action taken under this section is effective when the last director signs the consent, unless the consent specifies a different effective date. A consent signed under this section shall have the effect of a meeting vote and may be described as a meeting vote in any document.

2.10 Meetings by Means of Conference Telephone Call or Similar Electronic Equipment. Members of the board may participate in a meeting of the board by means of a conference telephone call or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation by these means constitutes presence in person at a meeting.

2.11 Resignation. Any director may resign at any time by giving written notice to the corporation, the board, or its chair. The resignation of any director shall take effect when the notice is delivered unless the notice specifies a later effective date, in which event the board may fill the pending vacancy before the effective date if it provides that the successor does not take office until the effective date.

2.12 Removal. Any director, or the entire board, may be removed at any time, with or without cause, by action of the shareholders. If a director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. The notice of the meeting at which a vote is taken to remove a director must state that the purpose or one of the purposes of the meeting is the removal of the director or directors.

2.13 Vacancies. Any vacancy in the board, including any vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board, or by the shareholders.

2.14 Director Conflicts of Interest. No contract or other transaction between the corporation and one or more of its directors, or any other corporation, firm, association, or entity in which one or more of the directors or officers are financially interested, shall be either void or voidable because of the relationship or interest, because the director or directors are present at the meeting of the board, or board committee, that authorizes, approves, or ratifies the subject contract or transaction, or because the votes of the directors are counted for that purpose, provided that:

•

the fact of the relationship or interest is disclosed to or is otherwise known by the board, or board committee, that authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for that purpose without counting the votes or consents of the interested directors;

•

the fact of the relationship or interest is disclosed to or is otherwise known by the shareholders entitled to vote, and the shareholders authorize, approve, or ratify the contract or transaction by vote or written consent; or

•	the contract or transaction is fair and reasonable for the corporation at the time it is authorized by the board, a board committee, or the shareholders.

A quorum is present if a majority of directors who do not have an interest in the transaction vote to authorize, approve, or ratify it. Shares owned by or under the control of a director who has a relationship or interest in the transaction may not be counted in a vote of shareholders who determine whether or not to authorize, approve, or ratify a conflict of interest transaction. However, the vote of the shares may be counted for other purposes.

ARTICLE 3

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors, by resolution adopted by a majority of the full board, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in the resolution, shall have and may exercise all the authority of the board of directors, except as prohibited by Florida Statutes 607.0825(1)(a)–(1)(e).

Each committee must have two or more members who serve at the pleasure of the board. The board, by resolution adopted by a majority of the full board, may designate one or more directors as alternate members of any committee, who may act in the place and stead of any absent member or members at any meeting of the committee.

ARTICLE 4

OFFICERS

4.1 Officers. The officers of the corporation shall be a president, a vice president, a secretary, a treasurer, and any other officers and assistant officers as may be deemed necessary, and as shall be approved, by the board of directors. Any two or more offices may be held by the same person.

4.2 Appointment and Term of Office. The officers of the corporation shall be appointed annually by the board at the first meeting it holds after the shareholders’ annual meeting. If the appointment of officers does not occur at this meeting, the appointment shall occur as soon thereafter as practicable. Each officer shall hold office until a successor has been duly appointed and qualified, or until an earlier resignation, removal from office, or death.

4.3 Resignation. An officer of the corporation may resign from his or her office or position by delivering notice to the corporation. The resignation is effective when delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the corporation accepts the future effective date, the board may fill the pending vacancy before the effective date if the board provides that the successor does not take office until the effective date.

4.4 Removal. A board may remove an officer of the corporation from his or her office or position at any time, with or without cause.

4.5 President. The president shall be the chief executive officer of the corporation and shall, subject to the control of the board, generally supervise and control all of the business and affairs of the corporation, and preside at all meetings of the shareholders, the board, and all board committees on which he or she may serve. In addition, the president shall possess and may exercise the power and authority, and shall perform those duties, as may from time to time be assigned to him or her by the board and that are incident to the offices of president and chief executive officer.

4.6 Vice Presidents. Each vice president shall possess and may exercise the power and authority, and shall perform the duties, as may from time to time be assigned to him or her by the board.

4.7 Secretary. The secretary shall prepare shareholders’ and directors’ minutes in one or more books provided for that purpose; see that all notices are duly given consistent with the provisions of these bylaws, or as required by law; be custodian of the corporate records and the seal of the corporation; keep a register of the post office address of each shareholder of the corporation; and be responsible for authenticating the corporation’s records. In addition, the secretary shall possess and may exercise the power and authority, and shall perform the duties, as may from time to time be assigned to him or her by the board and that are incident to the office of secretary.

4.8 Treasurer. The treasurer shall have charge and custody of, and be responsible for, all funds and securities of the corporation; receive and give receipts for money due and payable to the corporation from any source whatsoever; and deposit all money in the name of the corporation in the banks, trust companies, or other depositories as shall be used by the corporation. In addition, the treasurer shall possess and may exercise the power and authority, and shall perform the duties, as may from time to time be assigned to him or her by the board of directors and that are incident to the office of treasurer.

4.9 Other Officers, Employees, and Agents. Each and every other officer, employee, and agent of the corporation shall possess and may exercise the power and authority, and shall perform the duties, as may from time to time be assigned to him or her by the board, the officer appointing him or her, and the officer or officers who may from time to time be designated by the board to exercise supervisory authority.

4.10 Compensation. The compensation of the officers of the corporation shall be fixed from time to time by the board of directors.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification. Reference is made to the Merger Agreement, dated as of December 16, 2011, among the corporation, Opal Holdings, LLC and Opal Merger Sub, Inc. (the “Merger Agreement”). All rights to indemnification, advancement of expenses and exculpation existing in favor of the then current (as of March 9, 2012) or former (as of March 9, 2012) directors, officers and employees of the corporation as provided in corporation’s charter and bylaws as in effect on December 16, 2011 with respect to acts or omissions occurring prior to March 9, 2012, shall survive the Merger (as defined in the Merger Agreement) and shall continue in full force and effect in accordance with their terms for a period of six years after March 9, 2012, in each case with respect to any claims against such person arising out of such acts or omissions, except as otherwise required by applicable law.

ARTICLE 6

CERTIFICATES OF STOCK

6.1 Certificates for Shares. The board of directors shall determine whether shares of the corporation shall be uncertificated or certificated. If certificated shares are issued, certificates representing shares in the corporation shall be signed (either manually or by facsimile) by the president or vice president and the secretary or an assistant secretary and may be sealed with the seal of the corporation or a facsimile thereof. A certificate that has been signed by an officer or officers who later cease to hold that office shall be valid.

6.2 Transfer of Shares; Ownership of Shares. Transfers of shares of stock of the corporation shall be made only on the stock transfer books of the corporation and only after the surrender to the corporation of the certificates representing the shares. Except as provided by Florida Statutes 607.0721, the person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, the shares on the part of any other person, whether or not it shall have express or other notice thereof.

6.3 Lost Certificates. The corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate (a) makes proof in affidavit form that the certificate has been lost, destroyed, or wrongfully taken; (b) requests the issuance of a new certificate before the corporation has notice that the lost, destroyed, or wrongfully taken certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim; (c) at the discretion of the board, gives bond in the form and amount as the corporation may direct, to indemnify the corporation, the transfer agent, and the registrar against any claim that may be made on account of the alleged loss, destruction, or theft of a certificate; and (d) satisfies any other reasonable requirements imposed by the corporation.

ARTICLE 7

ACTIONS WITH RESPECT TO

SECURITIES OF OTHER CORPORATIONS

Unless otherwise directed by the board, the president or a designee of the president shall have the power to vote and otherwise act on behalf of the corporation, in person or by proxy, at any shareholders’ meeting, or with respect to any shareholders’ actions of any other corporation in which this corporation may hold securities, and to otherwise exercise any and all rights and powers that the corporation may possess by reason of its ownership of securities in other corporations.

ARTICLE 8

AMENDMENTS

The board may alter, amend, or repeal these bylaws and adopt new bylaws unless the shareholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board may not amend or repeal the bylaws or a particular bylaw provision. The shareholders may alter, amend, or repeal these bylaws or adopt new bylaws even though these bylaws may also be amended or repealed by the board.

ARTICLE 9

CORPORATE SEAL

The board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed, affixed, reproduced or otherwise.